Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Banzai International, Inc. on Form S-1 (333-276307) and S-8 (333-278218) of our report dated April 1, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Banzai International, Inc. as of December 31, 2023 and for the two years ended December 31, 2023, which report is included in this Annual Report on Form 10-K of Banzai International, Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

Marlton, New Jersey

April 1, 2024